EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China ShouGuan Mining Corporation

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated  July 2, 2010, relating to the consolidated financial statements of China ShouGuan Mining Corporation as of and for the year ended December 31, 2009 and the period from December 1, 2008 (Inception) through December 31, 2008, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/  ZYCPA Co Ltd

ZYCPA Company Limited
Certified Public Accountants
October 25, 2010

Hong Kong, China

9 FLOOR, CHINACHEM HOLLYWOOD CENTER, 1-13 HOLLYWOOD ROAD, CENTRAL HONG KONG
          Phone:  (852) 2573 2296     Fax: (852) 2384 2022                                                                   http://www.zycpa.us